UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2011

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2011, we entered into a $750,000,000 Third Amended and Restated Revolving Loan Agreement (the “Credit Facility”) with Bank of America, N.A., as administrative agent, swing lender, issuing bank and a bank, JPMorgan Chase Bank, N.A., as a bank and as syndication agent, Deutsche Bank Trust Company Americas, Morgan Stanley Bank and Wells Fargo Bank, N.A., each as a bank and  as documentation agent, Barclays Bank PLC as a bank and as co-documentation agent, UBS Securities LLC as a co-documentation agent, The Bank of New York Mellon, BBVA Compass Bank, PNC Bank, National Association, and Suntrust Bank, each as a bank and as a managing agent, Branch Banking and Trust Company, Bank of Tokyo Mitsubishi UFJ, Ltd., and Citizens Bank, each as a bank and as a co-agent, and the other bank parties signatory thereto.   Under the terms of the Credit Facility, we may elect to increase the facility by up to an additional $550 million, to an aggregate size of $1.3 billion, provided that one or more banks (from the syndicate or otherwise) voluntarily agree to provide the additional commitment.  No member of the syndicate of banks can prohibit such increase; such an increase in the facility will only be effective to the extent banks (from the syndicate or otherwise) choose to commit to lend additional funds.  The term of the Credit Facility is four years, and we may extend the term for one additional year provided we are not then in default and upon payment of a 17.5 basis point extension fee.  We paid customary arrangement and upfront fees to the lenders in connection with the closing of the Credit Facility.  This new facility replaces our prior $1 billion credit facility dated as of November 13, 2007, as amended.

At the current rating of our unsecured and unsubordinated long-term indebtedness, we will pay participating banks, in the aggregate, an annual facility fee of 0.175% (approximately $1,312,500 based on the $750 million size). The unsecured credit facility bears interest at varying levels based on (1) the London Interbank Offered Rate (“LIBOR”), (2) the rating levels issued for our unsecured and unsubordinated long-term indebtedness and (3) a maturity schedule selected by us.  The current stated pricing for drawn borrowings is LIBOR plus 1.075% per annum. The stated spread over LIBOR can vary from LIBOR plus 1.00% to LIBOR plus 1.85% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  In addition, a competitive bid option is available for borrowings of up to 65% of the Credit Facility amount (initially $487,500,000).  This option allows banks that are part of the lender consortium to bid to provide us loans at a rate that is lower than the stated pricing provided by the unsecured credit facility.  The competitive bid option may result in lower pricing than the stated rate if market conditions allow.

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain maximum leverage ratios, a minimum fixed charges coverage ratio, a maximum secured indebtedness ratio, and a minimum unencumbered assets level.  At the commencement of the Credit Facility, there were no amounts outstanding on the line, approximately $52.9 million was used to provide letters of credit and approximately $697.1 million was available for borrowing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

October 3, 2011
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer